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                                                                    EXHIBIT 10.1

            VIEWCAST.com, INC. 1995 STOCK OPTION PLAN AMENDMENT NO. 1

     Section 3 of the ViewCast.com, Inc. 1995 Stock Option Plan is hereby amended to read as follows:

     "3. Stock Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 5,900,000 shares of Common Stock. The shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an option exchange program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, and the original purchaser of such Shares did not receive any benefits of ownership such Shares, such Shares shall become available for future grant under the Plan. For purposes of the preceding sentence, voting rights shall not be considered a benefit of Share ownership."